ORIGINAL

SECURED PROMISSORY NOTE

$2,500,000.00 **December 31, 2006**

FOR VALUE RECEIVED, SMS Envirofuels, Inc., a Texas corporation, with offices at 7550 IH10 West, 14th Floor, San Antonio, Texas 78229, (hereinafter referred to as ("Maker"), promises to pay to the order of United Managers Group, Inc., a Wyoming corporation, with offices at 12001 Network, Building E, Suite 110, San Antonio, Texas 78249 ("Payee"), the sum of Two Million Five Hundred Thousand and No/100th Dollars ($2,500,000.00). The principal of and any interest on this Note shall be due and payable in lawful money of the United States of America, except as may be otherwise provided for herein, at 12001 Network, Building E, Suite 110, San Antonio, Texas 78249, or at such other address as Payee may specify by notice in writing to Maker from time to time.

This note is a renewal and extension of that one certain promissory note from SMS Envirofuels, Inc. to payee dated March 7, 2006, including additional advances made before or after the date hereof. The unpaid principal of this Note shall bear interest at the rate of ten percent (10%) per annum. Unless sooner paid, as hereinafter provided, the outstanding unpaid principal balance of this Note and all accrued and unpaid interest thereon (collectively "Amount Due") shall be due and payable on the earlier of February 28, 2008, or on demand ("Maturity Date").

All past due payments on this Note not timely paid shall bear interest from maturity until paid at the lesser of the Maximum Rate, as hereinafter defined, or eighteen percent (18%) per annum.

Maker may prepay the principal hereof at any time, in full or in part, without prepayment penalty or premium. All payments shall be applied first to accrued and unpaid interest, and then to the unpaid principal balance of this Note. Upon payment in full, this Note shall be cancelled and returned to Maker.

Nothing herein or in any instrument, document or other writing now or hereafter executed in connection with this Note shall entitle the holder of this Note to contract for, charge or receive interest hereon in excess of the maximum lawful rate of interest permitted to be charged by the holder of this Note to Maker under the laws of the State of Texas, and in regard to which Maker would be prevented from successfully raising the claim or defense of usury under applicable law, and further limited by the provisions of this Note hereinafter set forth, which provisions control the calculation of interest to be charged on the loan evidenced by this Note ("Maximum Rate").

It is agreed that time is of the essence of this Agreement, and the Maker expressly agrees that the Maker shall be in default hereunder if the unpaid principal balance and accrued and

unpaid interest due under this Note shall not be paid on, or before, the Maturity Date.

If this Note is collected by suit or bankruptcy court proceeding, or by any other judicial proceedings or if this Note is not paid at maturity, howsoever such maturity may be brought about, and is placed in the hands of an attorney for collection, then the Maker promises to pay, reasonable attorney's fees in addition to all other amounts owing hereunder.

Maker does hereby waive grace, demand, notice of demand or presentment for payment, notice of nonpayment, protest, notice of protest, notice of intention to accelerate maturity, notice of acceleration and all other notices, filing of suit, any notice of defense on account of the extension of the time for payments and diligence in collecting this Note.

No delay on the part of the holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right.

All notices, requests, and demands shall be made or given to the respective parties at their respective addresses as follows:

Payee: United Managers Group, Inc.
12001 Network, Building E, Suite 110
San Antonio, Texas 78249

Maker: SMS Envirofuels, Inc.
7550 IH10 West, 14th Floor
San Antonio, Texas 78229

All notices and other communications given under this Note shall be by actual hand delivery by courier or delivery service or sent by certified mail, return receipt requested, in each case addressed to the party at the address provided herein or as changed in the manner specified in this Note for the giving of notices. All notices given in the manner required in this Note shall be deemed received upon the earlier to occur of actual receipt if by hand delivery or presentation by the postal authorities for receipt if by certified mail.

This Note has been executed and delivered, and is to be performed, in the State of Texas, and the laws of such state shall govern the validity of construction, enforcement, and interpretation of this Note. Venue for all purposes shall be proper in Bexar County, Texas.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday under the laws of the federal government or the State of Texas, such payment shall be made on the next succeeding business day.

No delay by the holder in the exercise of any power or right hereunder, or under any

other instrument executed in connection herewith shall operate as a waiver thereof, nor shall a single or partial exercise of any right or remedy preclude other or further exercise of any other power, right or remedy.

This Note is secured by a Security Agreement (the "Security Agreement") of even date herewith between Payee herein ("Secured Party" therein) and Maker herein ("Debtor" therein). The occurrence of any of the events of default set forth therein shall constitute an event of default hereunder and shall entitle Payee to declare the entire amount of the principal hereof, together with all accrued, but unpaid interest thereon, to be immediately due and payable.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

SMS Envirofuels, Inc.

By ______________________
James Karlak, President

ORIGINAL

SECURITY AGREEMENT

This Security Agreement ("Security Agreement") is dated the 31st day of December, 2006 and is between United Managers Group, a Wyoming corporation, whose address is 12001 Network, Building E, Suite 110, San Antonio, Texas (Secured Party") and SMS Envirofuels, Inc., a Texas corporation, whose address is 7550 IH10 West, 14th Floor, San Antonio, Texas ("Debtor");

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

SECTION ONE
THE SECURITY INTEREST

Debtor hereby grants to Secured Party a security interest in all of the accounts receivable, furniture, fixtures, equipment and other assets set forth on Exhibit "A" attached hereto; all of the intangible assets set forth on Exhibit "B" attached hereto; and all of the contractual rights set forth on Exhibit "C" attached hereto, together with all renewals, replacements, and substitutions thereof and additions thereto (the "Collateral") to secure the repayment of all sums advanced or to be advanced to Debtor pursuant to the Secured Promissory Note, of even date herewith, in the original principal amount of up to Two Million Five Hundred Thousand and No/100th Dollars ($2,500,000.00) and payable by Debtor to Secured Party, as set forth therein, as the same may be renewed, extended or rearranged at any time, or from time to time (all of which are herein collectively called the "Liabilities").

SECTION TWO
COVENANTS AND REPRESENTATIONS

The Debtor covenants and represents as follows:

Section 2.1. Ownership. The Debtor is and shall continue to be the owner of the Collateral.

Section 2.2. Possession. The Debtor shall have possession of the Collateral in trust for the Secured Party.

SECTION THREE

EVENTS OF DEFAULT AND REMEDIES

Section 3.1. Events of Default. The occurrence of any of the following events with respect to the Debtor shall constitute a default hereunder if the same shall occur and be continuing upon the expiration of thirty (30) days after receipt by Debtor of written notice thereof: (i) Failure by Debtor to pay any of the Liabilities when due; (ii) Failure by Debtor to observe or perform any provision of this Security Agreement ; (iii) the Debtor dissolves or otherwise terminates its existence, whether voluntarily or involuntarily; (iv) the Debtor becomes insolvent, is placed under a receivership, or suffers a business failure; (v) the Debtor makes any representations or warranties under or in connection with this Security Agreement or related obligations that prove to be false or incorrect; (vi) any obligations of the Debtor under other loan or credit agreements are accelerated.

Section 3.2. Rights After Default. Upon occurrence of any event of default that remains uncured after the applicable cure period: (i) the Liability that remains in default, at the option of the Secured Party, and without any further notice or demand, shall become due and payable immediately; (ii) the Secured Party shall have all rights and remedies for default provided by law and in this or any other instrument of the Debtor to the Secured Party; (iii) the Secured Party may require the Debtor to assemble the Collateral and to make it available to the Secured Party at any convenient place designated by the Secured Party; and (iv) the Secured Party shall have the right to collect, sell, assign, transfer, set over and deliver the whole or any part of the Collateral, as may be appropriate, at public or private sale. Upon any such sale, after deducting all costs and expenses of every kind, the residue of proceeds thereof shall be applied toward the payment of the Liability that is in default, returning the surplus, if any, to the Debtor, and the Debtor shall be and remain liable to the Secured Party for any and every deficiency after application of such proceeds as aforesaid.

SECTION FOUR
MISCELLANEOUS

Section 4.1. Waiver. The Secured Party shall not be deemed to have waived any of its rights hereunder or in the collateral (or any part thereof) unless such waiver is in writing, and no delay or omission by the Secured Party in exercising any right shall operate as a waiver thereof or of any other rights. The Secured Party may permit the Debtor to remedy any default after the applicable cure period, and the Secured Party may waive any default without waiving any other subsequent or prior default by the Debtor.

Section 4.2. Parties Bound. This Security Agreement benefits the Secured Party, its successors and assigns, and binds the Debtor and its successors and assigns.

Section 4.3. Notices. All notices, requests, and demands shall be made or given to the respective parties at their addresses listed at the beginning of this Security Agreement. All notices and other communications given to any party to this Security Agreement shall be by

actual hand delivery by courier or delivery service or sent by certified mail, return receipt requested, in each case addressed to the party at the address provided herein or as changed in the manner specified in this Security Agreement for the giving of notices. All notices given in the manner required in this Security Agreement shall be deemed received upon the earlier to occur of actual receipt if by hand delivery or presentation by the postal authorities for receipt if by certified mail.

Section 4.4. Term. This Security Agreement and the security interest in the collateral created hereby shall terminate when the Liabilities have been paid in full and all other agreements between the Debtor and the Secured Party relating to the Liabilities have terminated, and prior to such payment and termination, this shall be a continuing agreement.

Section 4.5. Governing Law. This Security Agreement shall be deemed to be a contract made under and shall be construed in accordance with the laws of the state of Texas, and shall be performable in Bexar County, Texas.

IN WITNESS WHEREOF, the parties have caused this Security Agreement to be executed on the day and year first above set forth.

UNITED MANAGERS GROUP, INC.

By ______________________
"Secured Party"

SMS ENVIROFUELS, INC.

By ______________________
"Debtor"